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                                                                   EXHIBIT 10.29

May 21, 2001

Kal Raman

Dear Kal:

     On behalf of drugstore.com, inc. (the "Company"), we are pleased to confirm your appointment to the position of President and Chief Executive Officer effective April 26, 2001. You will report directly to the Company's Board of Directors.

     You will receive an annual salary of $350,000, along with the Company's standard employee benefits. Your salary will be paid in accordance with the Company's standard payroll policies. You will be eligible to receive a bonus of up to $350,000 annually, based upon the Company's performance. The exact bonus formula will be determined by mutual agreement with you. In addition, you will receive a $75,000 signing bonus upon your acceptance of this letter. You will also receive a $25,000 bonus after one year, assuming your continued employment with the Company. Your compensation package will be reviewed annually by the Company's Board of Directors.

     You will be granted an option (the "Option") to purchase 1,000,000 shares of drugstore.com, inc. common stock. The exercise price will be equal to the fair market value of such shares on April 26, 2001, which was $1.53 per share. The options will vest in equal monthly installments over a three-year period. Vesting will depend upon your continued employment with the Company. The Option will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com.

     All of us at the Company are very excited about your promotion and look forward to continuing a beneficial and rewarding relationship. Nevertheless, your employment at drugstore.com may be terminated by you or drugstore.com at any time for any reason with or without cause or notice.

     This letter supercedes and replaces the Employment Offer Letter between you and the Company dated July 28, 1998. The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

     Should you have any questions with regard to any of the items indicated above, please contact Alesia Pinney. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by May 25, 2001.


Sincerely,

drugstore.com, inc.


/s/ Peter Neupert
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Peter Neupert
Chairman


Agreed to and accepted:

/s/ Kal Raman                                   Date:  May __, 2001
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Kal Raman